Exhibit 10.5

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of December 29, 2007 (this “Agreement”), is between Phoenix Footwear Group, Inc., a Delaware corporation (“Seller”), Tactical Holdings, Inc. a Delaware Corporation (“Buyer”), and Altama Delta Corporation, a Georgia corporation (“Altama” and together and jointly and severally with Buyer, the “Buyer Parties”). Seller and the Buyer Parties are sometimes referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Seller and Buyer have entered into a Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which Seller will sell to Buyer and Buyer will acquire from Seller all of the outstanding capital stock of Altama;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement;

WHEREAS, pursuant to the Stock Purchase Agreement that Seller and the Buyer Parties have entered into this Agreement pursuant to which Seller will provide certain services to Altama in accordance with the terms and subject to the conditions set forth herein for a period described herein on and after such Closing;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Services.

(a) In order to continue the operation of the Altama Business and to facilitate the orderly and effective transition of the ownership of Altama from Seller to Buyer, the Seller shall provide or cause to be provided to Altama the Services set forth in Annex A (each, a “Service” and together, the “Services”), a copy of which is attached to and made a part of this Agreement.

(b) In each case as identified on Annex A, Seller shall provide the Services to Altama for a term commencing on the date hereof and ending on the date set forth on Annex A for each Service, unless the provision of such Service or this Agreement is earlier terminated in accordance with Sections 2(d) and 5 hereof, respectively.

(c) The Buyer Parties agree that in consideration for Seller’s undertakings herein, the Buyer Parties shall pay Seller in immediately available funds, $750,000 on February 29, 2008, $500,000 on April 1, 2008 and $250,000 on July 1, 2008. If any payment is not made when due, interest shall accrue thereon at the rate of 12% per annum until paid in full.

(d) Additionally, the Buyer Parties shall pay Seller (a) $25,000 per month for up to four months, with the first such payment due on February 1, 2008 and the first day of each of the next three calendar months thereafter, in connection with the Services described in Annex A under the headings “IT”, “Credit and Accounts Receivable”, “Accounts Payable”, “Financial Reporting” and “Ecommerce” (provided if all of such Services (other than those Services designated on Annex A as continuing for 180 days) are terminated prior to a payment date, then a pro rated portion of the next monthly payment shall due on the next monthly payment date based on the number of days in the current month which elapsed prior to termination) and (b) the additional rates, fees and charges associated with the Services that are also set forth in Annex A.

(e) The Buyer Parties expressly acknowledge and agree that the payments under Section 1(c) are not subject to any right of offset, counterclaim or deduction of any kind as a result of claims or liability of Seller under the Stock Purchase Agreement or any other Seller Transaction Documents or any claim of non-performance or breach of this Agreement or duty to either of the Buyer Parties or any of their Affiliates. As a result, the Buyer Parties further acknowledge that such payments shall be irrevocably and unconditionally due and payable on the dates set forth above under all circumstances, including any termination of this Agreement.

2. Performance of Services.

(a) Seller agrees that it shall provide the Services being requested herein exercising substantially the same degree of care as its exercises in performing the same or similar services for its own account (or for the account of Altama prior to the date hereof).

(b) Any data, information, equipment or general directions historically provided by Altama to Seller in connection with the Services shall be submitted to Seller in a manner consistent with past practice.

(c) Subject in all cases to Section 2(a), under no circumstances shall Seller be obligated to: (i) maintain the employment of any specific employee or number of employees; (ii) hire any employees in addition to the employees who are currently employed by Seller for the provision of Services for the benefit of the Altama Business; (iii) acquire, lease or license additional systems, equipment or software in order to provide the Services; or (iv) pay any expenses on Altama’s behalf other than with funds provided in advance to Seller. Seller shall only be required to provide the Services to or for the benefit of the Altama Business as conducted prior to the Closing Date (and any expansion or increase thereof in the Ordinary Course of Business).

(d) Prior to the end of the first full calendar month following the Closing and prior to the end of every calendar month thereafter, the Parties will review the Services provided to discuss whether the Services will remain at the same level or decrease during the next immediately succeeding month. Altama may determine and notify Seller in writing the level of reduction in Services being provided, it being understood that Altama shall have the right, but not the obligation, to receive each Service for the period described on Annex A and any reduction in any Service prior to the expiration of any such term shall be at Altama’s sole discretion. The termination of any one or more of the specific Services shall have no impact on Seller’s obligation to continue to provide any other Services. Any such termination of a Service shall have no effect on the fees payable under Section 1(c) above. The Buyer Parties shall not be required to pay the additional rates, fees and charges associated with the Services described on Annex A with respect to any Service terminated by Altama.

(e) THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY STATED HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE EMPLOYEE BENEFITS.

(f) SELLER SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCE TO BUYER, ALTAMA OR ANY OF THEIR RESPECTIVE AFFILIATES FOR ANY EXEMPLARY OR PUNITIVE DAMAGES WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

3. Software. Where necessary, Seller and Altama shall jointly conduct negotiations with the providers (“Third Party Providers”) of any software to be used by Seller in providing Services under this Agreement (“Third Party Software”), to obtain the consent of such Third Party Providers and, where necessary, new or similar agreements with such Third Party Providers, so that the Third Party Software can be used during the term of this Agreement by Seller to perform the Services. To the extent that any additional fees are requested by the Third Party providers for such consents, the Buyer Parties will be responsible such fees provided that if the Buyer Parties do not consent to paying a particular fee, then Seller shall be relieved of its obligation to provide the Services with respect to that particular software.

4. No Conflicts. The parties hereto represent and warrant to one another that neither the execution and delivery of this Agreement, nor the performance of the obligations contemplated hereby or thereby, will (except with respect to the software contemplated in Section 3) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which it is a party or by which it is bound or to which its assets is subject.

5. Term of Agreement.

(a) Subject to earlier termination pursuant to Section 5(b) below, this Agreement shall become effective on the Closing and shall continue in effect until the termination of all Services, at which time it shall terminated. All payment obligations hereunder (including interest) shall survive the termination of this Agreement until all payments provided for hereunder have been paid in full.

(b) Seller may terminate this Termination Services Agreement with written notice to the Buyer Parties (which notice shall provide a five (5) Business Day cure period) upon any failure of the Buyer Parties to make the payments provided for in Section 1(c) above when due or upon the occurrence of any Event of Default under the Promissory Note and Pledge Security Agreement of even date herewith executed and delivered by Buyer to Seller pursuant the Stock Purchase Agreement. Upon any such termination, all of the payments due under Section 1(c) shall become immediately due and payable and the payments under Section 1(d) shall be due on a pro rated basis through the termination date.

6. Miscellaneous.

(a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Either Party may assign either this Agreement or any of its rights, interests or obligations hereunder, provided that the Buyer Parties may only do so in connection with a sale of the Altama Business and in such event the Buyer Parties shall remain fully liable for all payments due hereunder.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be deemed effectively given (i) upon personal delivery to the Party notified, (ii) five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized air courier service such as DHL or Federal Express for next day delivery, or (iv) on the day of facsimile transmission, with confirmed transmission, to the facsimile number shown below (or to such other facsimile number as the Party to be notified may indicate by ten (10) days advance written notice to the other Party in the manner herein provided), provided that notice is also given under clauses (i), (ii) or (iii) above; in any such case addressed to the Party to be notified at the address indicated below for that Party, or at such other address as that Party may indicate by ten (10) days advance written notice to the other Party in the manner herein provided:

If to Seller:	Phoenix Footwear Group, Inc.
5840 El Camino Real, Suite 106
Carlsbad, California 92008
Attn: James R. Riedman, Chairman
Fax: (760) 602-9684

with a copy to:	Woods Oviatt Gilman LLP
700 Crossroads Building
2 State Street
Rochester, New York 14614
Attn: Gordon E. Forth, Esq.
Fax: (585) 987-2901

If to Buyer Parties:	Tactical Holdings, Inc.
Altama Delta Corporation
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111

with a copy to:	Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attn: Stephen D. Oetgen and Jeremy M. Veit
Fax: (415) 439-1500

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to dollar amounts are to U.S. dollars.

(k) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6(f) above. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(l) Confidentiality. The Parties agree that the confidentiality provisions set forth in Section 5(a) of the Stock Purchase Agreement shall apply to information disclosed to or by the Parties pursuant to this Agreement.

(m) Relationship of Parties. Seller shall act as an independent contractor, and nothing herein shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, broker or finder, or joint venturers as between Seller and Purchaser.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James Riedman
Name:	James Riedman
Title:	Chairman

TACTICAL HOLDINGS, INC.:

By:	/s/ Ken Diekroeger
Name:	Ken Diekroeger
Title:	Vice President

ALTAMA DELTA CORPORATION:

By:	/s/ Scott Sporrer
Name:	Scott Sporrer
Title:	Chief Financial Officer

ANNEX A

[See attached]

TRANSITION SERVICES AGREEMENT ("TSA") OVERVIEW			Targeted Days after Transaction Close
(in each case not more than number of days indicated)
	FUNCTIONAL AREA	SUMMARY OF SERVICES AND COST LIMITATIONS	0	30	60	90	120	150	180
IT

Interim network usage
	Atlanta server	Altama assumes costs of connectivity, switches and related recurring charges upon Closing, including any costs associated with transitioning accounts.		X

	Lexington server	Altama assumes costs of connectivity, switches and related recurring charges upon Closing, including any costs associated with transitioning accounts.		X

ERP
	Supported use of ABS platform	Maintenance and services consistent with historical levels is included in TSA, with exception of costs associated with travel or other non-standard expenses incurred, which are assumed by Altama upon Closing.					X

	Operational use of ABS platform	Upon training of Altama personnel on use of ABS system, Altama personnel may continue to use ABS under its existing code and structure to operate business. Seller will provide VPN based access to platform to a reasonable number of users.							X

	Training and communication on data files and ABS integrated files	Reasonable training of Altama personnel on ABS database and related data files to understand and define requirements associated with migration is included in TSA, with exception of costs associated with travel or other non-standard expenses incurred, which are assumed by Altama upon Closing.							X

	Preparation of data files for migration	Included in TSA; excludes any custom file creation requested or required to accommodate new ERP system.							X

	Third party integration files	Maintenance of existing data feeds and training on existing file formats Included in TSA; integration with alternate ERP system is assumed by Altama and excluded from TSA					X

TRANSITION SERVICES AGREEMENT ("TSA") OVERVIEW		Targeted Days after Transaction Close
(in each case not more than number of days indicated)
FUNCTIONAL AREA	SUMMARY OF SERVICES AND COST LIMITATIONS	0	30	60	90	120	150	180
Equipment Maintenance
Cellular and land line phones	Altama immediately assumes upon Closing monthly account fees and costs associated with transitioning accounts.		X

Computer issues	Troubleshooting and services consistent with historical levels is included in TSA; physical maintenance to be managed by outside vendor			X

RFID	Standard system troubleshooting to be covered by TSA; costs associated with travel or other non-standard expenses incurred are assumed by Altama upon Closing.				X

Software Maintenance	All costs associated with third party software maintenance to be assumed by Altama upon Closing.			X

Credit and Accounts Receivable
New and existing customer credit review	Standard credit review services consistent with historical practices is included in TSA, with exception of external credit reports for which Altama will be billed at cost commencing upon Closing.					X

Cash collections and account review	Standard collection calls, account research, and reconciliation consistent with historical practices is included in TSA. Reasonable assistance from Altama customer service group is required to collect, research and reconcile accounts on a timely basis					X

Cash application	Standard application of cash receipts to outstanding accounts receivable consistent with historical practices is included in TSA. Reasonable assistance from Altama customer service group is required to collect, research and reconcile accounts on a timely basis.					X

Accounts Payable
Invoice entry	Coding and authorization of invoice is performed by Altama personnel; manual entry of invoices into AP system consistent with historical practices is included in TSA.					X

Cash disbursement	At the direction of Altama, vendor invoices are identified for payment; processing of cash disbursements by Seller personnel is covered in TSA; postage associated with mailing of payments will be charged to Altama at cost commencing upon Closing.					X

TRANSITION SERVICES AGREEMENT ("TSA") OVERVIEW		Targeted Days after Transaction Close
		(in each case not more than number of days indicated)
FUNCTIONAL AREA	SUMMARY OF SERVICES AND COST LIMITATIONS	0	30	60	90	120	150	180

TRANSITION SERVICES AGREEMENT ("TSA") OVERVIEW		Targeted Days after Transaction Close
(in each case not more than number of days indicated)
FUNCTIONAL AREA	SUMMARY OF SERVICES AND COST LIMITATIONS	0	30	60	90	120	150	180
Financial reporting
General ledger reconciliation	Preparation of account reconciliations consistent with historical practice is included in TSA.					X

Balance sheet and income statement reporting	Preparation of monthly balance sheet and income statement consistent with historical practice is included in TSA.					X

Sales reports	Sales and margin at standard reports generated from the ERP system consistent with historical reporting practices is included in TSA.					X

Human Resources
Payroll
Employee maintenance	Standard addition, modification and termination of employees consistent with historical practices is included in TSA.			X

Payroll processing	Standard input and processing of periodic employee payroll consistent with historical practices is included in TSA. Seller to continue to deduct amounts from employee paychecks to fund benefits under Seller employee benefit plans in accordance with employee elections and Seller to withhold and remit amounts to appropriate tax authorities as required by applicable law. Payroll accounts to be funded by Altama consistent with current practice.			X

System training	Seller's Payroll Supervisor will be made available for a dedicated two day training session for identified Altama personnel on payroll system and process; thereafter Payroll Supervisor will be available for troubleshooting and system maintenance on a reasonable basis.			X

Employee Benefits	Provision and administration of employee benefits, under a plan as designated by Altama, including medical, dental, vision, prescription drug, life, AD&D, disability, flexible spending, 401(k), workers compensation and employee assistance plan consistent with historical maintenance of employees is covered in TSA. Employer portion of costs will be billed by Seller to Altama at cost commencing upon Closing.					X

TRANSITION SERVICES AGREEMENT ("TSA") OVERVIEW		Targeted Days after Transaction Close
(in each case not more than number of days indicated)
FUNCTIONAL AREA	SUMMARY OF SERVICES AND COST LIMITATIONS	0	30	60	90	120	150	180
E Commerce	Standard maintenance of website domain and related processes consistent with historical practices is included in TSA. Cost associated with all third party service providers required to run Altama e-commerce platform, including hosting fees, credit card authorization fees and credit card fees, will be assumed immediately by Altama upon Closing.		X

Legal and Corporate Administration	Management of Seller will be reasonably available to provide historical background on Altama business.					X